Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 3rd Quarter 2010

October 19, 2010 // 10:00 am (CT)

RLI Participants

Jonathan E. Michael — President, CEO

Michael J. Stone — President, COO (RLI Insurance Company)

Joseph E. Dondanville — Sr. VP, CFO

John Robison — Treasurer, Chief Investment Officer

Conference Call Participants

Name	Affiliation

Ken Billingsley	BGB Securities
Caroline Steers	Macquarie Capital
Raymond Iardella	Oppenheimer & Co.
John Grimstad	Piper Jaffray
Dean Evans	Keefe, Bruyette & Woods
Doug Mewhirter	RBC Capital Markets
Meyer Shields	Stifel Nicolaus
Bijan Moazami	FBR Capital Markets
Vinay Misquith	Credit Suisse
Court Dignan	Fidelity Capital Investors

RLI CORP.

Moderator: John Robison

October 19, 2010

10:00 a.m. CT

Operator:  Good morning, ladies and gentlemen, to the RLI Corp. third quarter earnings teleconference call. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including in the Annual Form 10-K which should be reviewed carefully.

The company has filed the Form 8-K with the Securities and Exchange Commission that contains their press release announcing third quarter results. RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across the reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s Web site at www.rlicorp.com.

At the request of the company we will open the conference up for questions and answers following the presentation. I will now turn the conference over to RLI’s Treasurer and Chief Investment Officer, Mr. John Robison. Please go ahead sir.

John Robison:  Thank you. Good morning to everyone. Welcome to the RLI earnings teleconference for the third quarter of 2010. Joining me for today’s call are Jon Michael, President and CEO of our RLI Corp., Joe Dondanville, Senior Vice President and Chief Financial Officer, and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

The format for the call is as follows: I’ll give a brief review of the financial highlights and discuss the investment portfolio. Mike Stone will talk about the quarter’s operations. Then we’ll open the call to questions, and Jon Michael will finish up with some closing comments.

Our third quarter operating earnings were $1.19 per share. Included in this quarter’s earnings are $20 million in pretax favorable development and prior years’ loss reserves, which came from all segments. The combined ratio for the third quarter was 83.1. Gross written premiums were basically flat when compared to the third quarter of last year and flat through the first nine months of this year compared to last. We were able to offset the premium declines in our casualty lines, which are sensitive to economic conditions such as building and transportation industries, with our Crop and other assumed property reinsurance risk. Comprehensive earnings were $58 million for the quarter and $115 million year-to-date. Through nine months our book value per share has grown 11% to $43.54.

Turning to the investment portfolio, as of September 30 our overall allocation was 78% in fixed income securities, 15% in equities, and 7% in short-term investments. The total return on our investment portfolio was nearly 4% for the quarter. Our total return in the bond portfolio was 2.5%, while equities were up 11.4%. Year-to-date our total return in the portfolio is nearly 7%. Investment income was $16.8 million for the quarter — up 3% over the same period last year and flat through the first nine months of this year. Changes to asset allocation, reducing our muni holdings, and going into taxable securities, along with the growing asset base, has helped offset the declining reinvestment rates.

Continued weak economic indicators have sparked more speculation of further quantitative easing by the Fed and has led to an extended rally in treasury yields. With the highest unemployment rate in over 25 years, consumer confidence and spending remained subdued. Leverage helped fuel the economy over the past ten years, and if consumers deleverage and increase their savings rate this constrains their spending. This combined with the Fed’s open market actions have helped keep rates low for an extended period.

While the yield curve remains very steep, given where rates are, we are not extending duration at this time and remain asset liability matched. Our duration is at 3.5, versus 5.1 last year at this time. We continue to look at more defensive securities such as step-ups and floating rate coupons as we invest our cash flows. Equities continue to be volatile, with equities posting the best September returns dating back to 1939 and pushing the indices into positive territory for the year. The gains came as a result of modestly improving economic data and a growing belief that the additional quantitative easing will prevent a double dip recession.

While we have allocated some funds into equities during the market decline, most of the increase in our allocation has come from appreciation. We focus on equities with lower volatility and dividend income. We believe this provides better protection in a declining market while providing long-term book value growth to enhance shareholder value. While we continue to believe in the long-term benefits of equities, we think the economic headwinds are strong enough to warrant caution. We are dollar cost averaging small amounts into equities and will continue to do so over time as the economic recovery strengthens.

On the municipal bond front, we have reduced our exposures to roughly 13% of our portfolio versus 23% this time last year. As you know over the past year we have weighed the risk versus the return in our muni bond portfolio and opted to reduce exposures where we see higher risks. While this increases our effective tax rate, we believe state and local governments continue to be fiscally strained and this sector will continue to come under pressure with budgetary shortfalls.

The tax equivalent book yield on our fixed income portfolio is approximately 4.9%, and the book yield on our equity portfolio is 4%. The portfolio quality remains “AA” and as I indicated before the duration is 3.5 — no change from the previous quarter. Finally we had no securities that were deemed OTTI for the quarter.

Turning to the share repurchase. During the quarter we repurchased 35,000 shares at an average price of $56.39. Over the last five years, we have returned over $400 million in capital to shareholders in the form of dividends and share repurchases. As we have said many times, our first choice is to deploy our capital to create shareholder value. When we do not see opportunities to effectively use our excess capital we return it to shareholders. We have roughly $94 million remaining on our current share buyback authorization.

For the operations highlights, I will now turn the call over to Mike Stone. Mike?

Mike Stone:  Thanks John and good morning everybody. Another excellent quarter as we continue to benefit from benign loss cost inflation. Combined ratio of 83 is excellent, even by our standards. Our gross written premium — basically flat in a very difficult environment, both from a pricing standpoint and a continuing weak economy.

In our casualty segment gross written premium is down about 5% for the quarter, 9% year-to-date. Rates are basically flat for the quarter and down about 3% year-to-date. We post a 84 combined ratio in this segment. We continue to walk away from underpriced business in this segment, and we are actually raising rates is our general liability product line as the accident year results are north of 100 combined ratio.

This product is under considerable pressure from the standard lines companies packaging much of this business which is usually in the surplus lines space, as well as abundant E&S competition. We would expect our competitors are well above 100. And remember that we typically outperform the industry by some ten combined ratio points. The economy and market softening is a double hit to our casualty business. And construction, which is a big part of this area, is not moving forward yet. So, there’s quite a bit of competition chasing less and less premium. We will continue to underwrite carefully in this space.

In our property area, gross written premium up 5% for the quarter, 15% year-to-date — a combined ratio of 89. Growth driven by our Crop business and RLI Re, our Facultative Reinsurance business. Our E&S Property business is down a bit in the quarter and down a bit year-to-date. Obviously the benign CAT year has — and prices are reflecting a lack of a major CAT loss this year.

Our Marine business is down about 14% for the quarter and year-to-date, as we continue to re-underwrite this business and competition remains intense in this space.

Surety, an excellent quarter — 63 combined ratio, gross written premium down a bit, but it’s up a bit year-to-date. Our energy surety business is under pressure due to the drilling freeze in the Gulf. We’d expect that to pick back up as that starts to unfreeze, if you will, but licensing in there is very slow. We are very mindful of what a weak economy can do in surety and we’re being very careful as we underwrite this business.

Overall, a very good quarter as I said. We continue to invest in new products and build out our portfolio and we are seeing meaningful production from those new products, for example Crop, Design Professionals, Fac Re, while we shrink underpriced products, for example our general liability, our transportation. We continue to deliver excellent results in a very difficult marketplace in a weak economy. John, that’s it.

John Robison:  Thanks Mike. We’re now ready to open the call up to questions.

Operator:  Thank you, sir. The question and answer session will begin at this time. If you’re using a speakerphone, please pick up your handset before pressing any numbers.  Should you have a question, please press star-one on your push-button telephone. If you wish to withdraw your question, please press star-two.  Your question will be taken in the order that it is received. Please stand by for your first question.

Your first question comes from the line of Ken Billingsley from BGB Securities.

Ken Billingsley:  Good morning, congratulations on the quarter. Just a few questions on you gave a little bit of insight on rates and exposure units being down. Could you talk about competition as it revolves around terms and conditions? And is there a magnifying impact to income statements in the future due to competitors not only lowering rates but offering more coverage than maybe what you are comfortable offering?

Mike Stone:  Yes, Ken, it’s Mike Stone. As you would expect at this stage in the cycle, we’re starting to see a little bit of that. Not nearly to the extent that I think we saw in the late 90s, but we’re starting to see it a little bit on the casualty side with some of the typical exclusions that you would see for example lead, mold — those kind of things on habitational business — being removed.

On the property side, there’s pressure on deductibles. But overall we’re not seeing a complete running away from terms and conditions that are important to our business. So, we’re starting to see some of it. It’s really kind of a pricing that’s more difficult right now and the standard lines guys, so if you want to call that reducing terms and conditions, because obviously they don’t have a lot of the conditions and exclusions that the surplus lines companies would have. But that’s where most of the competition is coming from.

Ken Billingsley:  Back in the end of ‘08 early ‘09, a lot of CEOs were talking about rates should go up but they weren’t raising rates themselves. That tune has changed. Can you just comment maybe what you’re seeing regarding the fact that there are fewer people talking about maybe that rates are going to go up in the near term like they did 12, 18 months ago, yet the combined ratios on an accident year basis are in the 103 to 108 range?

Mike Stone:  Well I mean obviously we’re bumping along the bottom. I think that’s the point and there’s not been any real impetus, catalyst for a broad strengthening, and when you have the standard lines companies eating into the E&S base the way they are it also has a lot of capital chasing not as much premium. And, you know, I think results are going to have to get worse, reported results are going to have to get worse. There needs to be some sort of catalyst. But you’re right, the industry can’t operate in this investment environment at a 108, 110, you know. It’ll come home. It’s just a matter of time.

Ken Billingsley:  And on the financial D&O product, I heard earlier today that there’s fewer writers out there. It is that creating an opportunity for you or what — how are you addressing that line of business?

Mike Stone:  Again it’s Mike Stone. We’re not much of a player on financial institutions in the D&O space. So we’ll write a little bit of Side A for financial institutions, that is basically the bankruptcy protection. But financial institution pricing has been fairly robust in the D&O space for a while. So we’re not a competitor overall in that space.

Ken Billingsley:  And last question and I’ll turn it over so other people can ask their question, is a comment was made that there — and we see this a lot at the end of the year where underwriters are tending to grab business before year end whether they admit to it or not. Are you expecting to see as strong of a push in competition as people are trying to lock-in some premiums before year end?

Mike Stone:  This is Mike Stone again. Yes, you know, that’s certainly our fear that the fourth quarter is usually a tough quarter for us. It’s a tough quarter for underwriting companies in a soft marketplace. So those companies that have premium budgets and those budgets are part of compensation plans, it’s tough. We don’t have those kinds of goals, objectives. They’re not part of our compensation plan, so it’s harder for us in a soft market in the fourth quarter typically.

Ken Billingsley:  Great. Thank you and congratulations on the quarter.

Operator:  Your next question comes from the line of Caroline Steers from Macquarie.

Caroline Steers:  Hi everyone. Some of my questions have been answered. But my first question is just on market opportunities. In your press release, you mentioned that you were looking at some niche opportunities now. And I was wondering where you were seeing those opportunities, in what lines of business, and whether you’re looking more towards acquiring teams or whether M&A is more up your alley? Thanks.

Jon Michael:  Okay, Jon Michael. Of course we have in the past niche opportunities come our way in acquisition of teams mainly. That’s our preferred method of growth in terms of inorganic type growth. But at the same time we look at acquisition opportunities in the form of companies. And we haven’t done one of those for a long time, but I would not rule out that sort of activity for us because we have been and will continue to seek those types of opportunities. But our preferred method of growth inorganically is acquiring teams or start-up operations.

Caroline Steers:  And then is there any particular segment that you’re more interested in? Is it more the reinsurance segment? And then sort of what’s preventing some M&A from happening now because we haven’t seen too much?

Jon Michael:  It’s not the reinsurance segment. We had started up a facultative property reinsurance segment and of course we are now participant on a Crop reinsurance deal. But that’s not our preferred direction. We’re looking at more specialty niche type products and they run across the board for that.

Caroline Steers:  Okay thanks. And then just finally, did you mention what years the casualty development came from or what lines of business?

Joe Dondanville:  This is Joe Dondanville. The casualty development came from 2005 through 2010, some positive and some negative, as well as some older ‘99 and prior adverse development. And the lines, the adverse is the old discontinued reinsurance programs back in prior to ‘99 or prior to ‘96. But the casualty came in a variety of areas including our D&O area, our personal umbrella, transportation, and GL, with a mix of positive in the prior accident years and negative in the current accident year.

Caroline Steers:  Okay that’s it. Thank you.

Operator:  Your next question comes on the line of Raymond Iardella from Oppenheimer.

Raymond Iardella:  Thanks and good morning everyone. First one I guess for Mike Stone. I think you had made some comments last quarter that you were seeing some encouraging signs in the commercial trucking business from an exposure perspective.  Can you talk about whether you’re still seeing this trend or I guess are there any other favorable exposure comps in other lines of business?

Mike Stone:  Yes, we continue to see on the trucking side a little bit of increased activity. So, miles driven are up a bit so receipts are up a bit. You know, last year at this time and — or prior quarters we were having return premiums. We’re not having — that’s not taking place today.  But rates are still fairly soft. From that perspective we’re seeing some positive trajectory. So we’re encouraged there. I mean typically I would say that’s the industry’s canary if you will. And typically will start to harden sooner than the rest of them because it’s the short tail casualty line. But that’s the one positive. We’re not seeing that broadly in that product line now, broadly from the standpoint of rate increases or reduced competition. There’s still considerable amount of competition.

Raymond Iardella:  Thanks, that’s very helpful. And then I guess from a loss perspective I know you had mentioned on the casualty side you were seeing an increase in the action in your loss ratio I guess in the general liability product and you guys were kind of reacting to that by raising price. But it looked like the property action in your loss ratio ticked up a little bit in the quarter as well. Is that just due to I guess a change in business mix with the Crop and in the assumed property book or is that something else that’s driving that?

Mike Stone:  There’s that — the Crop is causing the loss ratio to go up on the property side. But we’ve had some summer storm losses from some of the small CATs that hit the Midwest during the year, so during the second quarter. So we had an uptick in actual losses on the fire and on the assumed reinsurance portion that are more seasonal.

Raymond Iardella:  Got it. Okay and then I guess a quick numbers question. How much do you have in cash and I guess short term securities as a holding company? Do you have that number by chance?

John Robison:  Probably about $50 million or less. It’s not significant amount of cash there. But it would be a short type investment.

Raymond Iardella:  Got it. Thanks guys.

Operator:  As a reminder if you would like to ask a question, please press star-one.  We’ll go to our next question from John Grimstad from Piper Jaffray.

John Grimstad:  Good morning and thanks. I was wondering if you would just give a little bit of color on frequency trends within each line. Any signs that point to an uptick, thoughts on the remainder of the year?

Mike Stone:  Yes, it’s Mike Stone. I think obviously we’ve seen a bit of uptick on the GL side, on the frequency side. Transportation — a bit of an uptick. I think beyond that it’s nothing unusual. Those are the two that we’re seeing a bit of an uptick.

John Grimstad:  And the other lines as you said pretty much stable, no deviation either way?

Mike Stone:  Yes, Surety is probably down a little bit, but yes the other lines are fairly stable.

John Grimstad:  And going forward do you expect us to kind of play through the remainder of the year as well?

Mike Stone:  Well certainly on the GL side we would expect that, you know, it’s not going to come to a screeching halt. But, we’re re-underwriting that and expect to have less of that as we move quarter-to-quarter. Transportation’s fairly short tail. Hopefully that’ll reduce itself as well.

John Grimstad:  Great thanks a lot.

Operator:  Our next question comes from the line of Dean Evans from KBW Investment Bank.

Dean Evans:  Yes thanks, good morning. I guess we sort of addressed why the accident year was a bit higher on the property side.  I was wondering if you could touch on the casually side. That also seemed to be running a little above recent trend.

Mike Stone:  Yes, it’s Mike Stone. Yes, our general liability is — by the way is our largest casualty product — is performing less well than it has in the past. Obviously there’s a considerable amount of competition in that space. As I said earlier, the standard line guys are packaging up this business leaving less business in the E&S space being chased by an abundant amount of competition. So we are pulling back. We’re raising rates and obviously we’re shrinking as a result.

Dean Evans:  So there’s really no one-time items, just sort of the general toughness in the GL market?

Mike Stone:  Yes, I’d say so.

Dean Evans:  Okay. To touch back on the property side do you have at hand the actual dollar value of CAT losses in the quarter? You did mention there were some items that helped drive the loss ratio up.

Joe Dondanville:  It’s approximately $2 million.

Dean Evans:  Okay.

Operator:  Our next question comes from the line of Doug Mewhirter from RBC Capital Markets.

Doug Mewhirter:  Hi. Good morning. First question revolves around Surety. Looks like your — actually your loss trends are, seem to be very favorable both on the favorable reserve development, but also your loss picture actually coming down as well if you look at year-to-date or the quarter compared with the quarter last year. I was wondering if you could comment on that, and especially regarding that, you know, worsening economy and you have more contractors going out of business. It sounds that maybe a comparison when the economy was like really scraping bottom and that might be an indicator, or is it change in mix or just better underwriting?

Mike Stone:  Let me just try this first and I’ll let Joe augment what I say.  First off, I think we’ve been conservative. We’re not on unmindful of what a weak economy can do to Surety. We’re also not unmindful of what Surety can — bad Surety underwriting can do to us. We’ve been through that.  So we’ve been very careful about our underwriting. I think like we said, we’ve been conservative about how we’ve looked at the loss picture. I think we’re starting to see favorable results. I mean we’re starting to believe that our results are going to be better than we expected and our underwriting better than we expected.

Certainly again we’re still not unmindful of what a weak economy can do in Contract Surety and Commercial Surety. We’ve also not seen Commercial Surety underwriting getting aggressive, our competition doesn’t seem to be getting very aggressive in that space either. So, we are benefiting from that. In prior cycles, it’s gotten very aggressive. So, we feel pretty good about our underwriting in this space right now.

Joe Dondanville:  Yes, and I’ll talk a little bit about the releases. They’re generated from the Commercial Surety and Contract Surety as Mike has spoken to the, I guess, a little bit more favorable outcomes than what we had thought were going to occur with the economic downturn. And those are coming from accident years 2007, 2008, and 2009, where we just haven’t seen the losses develop. And although that, you know, we’re trending that seems to be the direction we’re headed. We still look at this as potential exposure going forward.

Doug Mewhirter:  Okay thanks. And I just have two numbers, questions to follow-up. First, do you have at hand the amount of Pro-Ag premiums that you wrote or actually that you assumed in the quarter? And also the, I guess, the year-over-year premium, I would assume the premium declines in your GL and your transportation books?

Joe Dondanville:  Okay, the Pro-Ag was about $3.5 million in the quarter. And just to comment, our expectations on the Crop premium starting out was about 10% higher than what’s actually come in. So, it didn’t meet our original expectations. And I think you’ll see that not just for us but for the whole Crop industry, the premiums we expect to be down.

In looking at the transportation for the quarter, it was flat. And for GL it was off by about a four — a little over $4 million, or about 17% for the quarter. And I think Mike had spoken about the re-underwriting in the GL areas that occurred this quarter.

Doug Mewhirter:  Okay thanks. That’s all my questions.

Operator:  Our next question comes from the line of Meyer Shields from Stifel Nicolaus.

Meyer Shields:  Thanks. Joe, if I can ask a couple more questions on the casualty loss development. If we take out that 52 cents — let me ask it differently — does that 52 cents include the strengthening you mentioned for earlier quarters in 2010?

Joe Dondanville:  No. That’s just prior year only.

Meyer Shields:  All right. So, the year-to-date number would probably be a better read about 105% accident year?

Joe Dondanville:  Yes.

Meyer Shields:  Okay. Secondly just looking forward in terms of transportation, we’ve got CFA 2010 coming up. Is this — can you tell yet what the impact is likely to be on I guess exposure units and insurance competition?

Mike Stone:  I’m sorry what was the first part of that question Meyer?

Meyer Shields:  When you look at the regulatory initiative CFA 2010 in terms of monitoring driver — truck driver safety efforts. So, we seen a lot estimates saying that that’s going to knock out let’s say 10% of drivers right now, but it should make for safer drivers and therefore better risks. I’m wondering if you’re seeing an impact yet in terms of how insurance buying behavior is changing?

Mike Stone:  Yes, it’s Mike Stone. I don’t put as much stock in that as some other people do. We’re not seeing it yet. Obviously we’re — our underwriting process already involves very careful review of individual drivers both from a licensing standpoint, prior accident standpoint. And I think we’re — so I think we’re ahead of the curve when it comes to underwriting in this space. Anyway, so how much impact will it have overall, you know, that’s I think difficult to assess. Obviously it should have some beneficial effect going forward, but being able to quantify that would be rather difficult right now.

Meyer Shields:  Okay, thanks so much.

Operator:  Your next question comes from the line of Bijan Moazami from FBR Capital Markets.

Bijan Moazami:  Good morning everyone, a number of questions. First, I can probably back into the numbers but what accident year loss ratio you’re assuming the Surety business now?

Joe Dondanville:  The accident loss ratio on Surety, Bijan, for the year is I think around 21, 22.

Bijan Moazami:  And how does that compare with the accident year loss ratio for previous years?

Joe Dondanville:  It’s a little better. I think in prior years it might have been closer to 25.

Bijan Moazami:  Okay, fully adjusted?

Joe Dondanville:  Yes.

Bijan Moazami:  Okay and what is the overall reserves that you carry for the Surety business, IBNR and case?

Joe Dondanville:  That I do not have in hand Bijan. We’ll have to get back to you.

Bijan Moazami:  Okay great. And in terms of property you guys have been growing in the property business. What’s your appetite for DIC and where are you growing at this point?

Mike Stone:  It’s Mike Stone. Obviously the growth in property is coming from — it’s mostly from Crop. But our DIC, typically our DIC business, what we’ve said over the past several years is only going to grow if rates grow. While we have a little bit of room within our internal appetite, we don’t have a lot. And, you know, rates in the in DIC, earthquake we’re talking about here, are off considerably in the quarter.

There’s been increased competition there. So, you know, we’re comfortable with where we are. We’re probably not going to grow that by much. Rates come up and we’re able to — be able to get more premium for that exposure, our premium will go up but not simply by a function of the rate. We’re not going to add to the exposure in any meaningful amount.

Bijan Moazami:  Okay, in your prepared remarks Mike you were saying that the loss costs were relatively benign and there were a couple of court cases in California on the work comp side that has pushed up the loss costs, at least on the indemnity. Have you guys seen other cases that would suggest that the courts are becoming a little bit more aggressive or the jury is giving, you know, larger rewards than before?

Mike Stone:  Yes, I think we’ve seen some cases. There’s another California case on indemnification that’s been — affects the contracting business. We are starting to see some tort reforms unravel. I think it’s a little early on the jury awards. I think we’ll see that as we get new judiciary by the current administration and more liberal state governments as well.  So, I think there is a — some — over time we’ll see an impact of that.

Bijan Moazami:  Thank you.

Joe Dondanville:  Okay Bijan I — the Surety reserve number is approximately $20 million.

Bijan Moazami:  Twenty million, thanks.

Operator:  Our next question comes from the line of Vinay Misquith from Credit Suisse.

Vinay Misquith:  Hi. Good afternoon. Can you give us a sense of why the favorable reserve development has stayed so strong for so long? Could that be a function of market conditions in the sense that frequencies and severities have been lower than what you expected?

Joe Dondanville:  This is Joe Dondanville. That, coupled with a relatively low inflation rate.

Vinay Misquith:  Okay, and do you think that that’s a negative for pricing overall because if it’s — you know, because this strain should also impact competitors, correct?

Joe Dondanville:  Correct. Yes, I think it bodes not well for increases in pricing.

Vinay Misquith:  Okay fair enough. And the second point was on GL. I believe you mentioned that there was an uptick in GL frequencies. If you could just elaborate on that and was it just on certain parts of your portfolio or do you think this is an (inaudible)?

Joe Dondanville:  It is on a selected portion of our GL book in which we are pushing rate in order to try to correct it which is causing — rate and re-underwriting is causing the book to decline. So it’s not the largest portion of our GL book.

Vinay Misquith:  Okay, that’s good. Thank you.

Operator:  As a reminder if you would like to ask a question, please press star than the number “1” on your telephone keypad.  We’ll go to our next question from Court Dignan from Fidelity.

Court Dignan:  Hey guys, thanks for taking the time. I had a question on the balance sheet. You know, you guys have a great track record and basically, basic blocking, tackling, staying disciplined and generating and underwriting return. And, you’ve hit on a lot of the headwinds in the market today in terms of the standard line creep and other factors. And I just look and your statutory surplus is up I don’t know maybe 50% over the last four or five years and you’re writing I think less premium. You’re at I think below a 0.6 premium to surplus. And obviously you enjoy a premium multiple for a good reason. And it just seems like you add all those things together and does it make sense to consider sort of a large, you know, one-time special dividend to return some of the capital that doesn’t look like it’s got maybe great usage right now? You know, you continue to generate capital at a healthy pace, and I don’t think there is like too many great reasons to think that anything in the cycle is going to change in the near term. So I just wonder if you could comment on that.

Jon Michael:  Thanks Court. It’s Jon Michael. Of course we have a dividend policy. Sure, we look at something like a special dividend and we have a buyback program. Our preferred method of deployment of capital would be to use it ourselves to find new opportunities. But, in that search we’re going to be very careful and we will look at the aforementioned uses of capital in terms of dividend, policy, buyback, and special dividends. So, obviously we couldn’t comment on really any of those things until they become fact.

Court Dignan:  Does the, you know, I don’t know what happens with tax rates but, you know, I’d be willing to bet that they’re not going to go lower. Does a factor like that factor into your thinking in terms of, you know, near term capital management?

Jon Michael:  Well I think perhaps this year but, you know, we will — we always take that in mind when looking at our own dividend policy. And other than that I can’t say really anything more about it. I mean it’s just yes, we think like you, that it doesn’t appear that tax rates are going to go down. Nobody’s talking about that from a political standpoint. So, we have to take that into account.

Court Dignan:  And can you just remind me what the process would be at RLI to, you know, would it be a board vote in order to execute something like a special dividend and when would be the next time the board ...

Jon Michael:  It doesn’t go to the shareholders. It has to be — anything of any size — yes, dividends have to be approved by the board, right.

Court Dignan:  And when’s the next board meeting?

Jon Michael:  This quarter.

Court Dignan:  Okay, got it. Thank you.

Operator:  As a reminder if you would like to ask a question, please press star-one. We’ll pause for just a moment. If there are no further questions I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you. We’re pleased to report another good quarter. All of our segments reported positive results. Premiums are flat from last year. That’s good considering the economy and the insurance marketplace that we’re faced with. Our conservative underwriting approach has and will continue to serve us well. We talked about that we are looking for ways to find new niches and will continue to do that.

We’ve been successful over the past several years, and this past year, of startup operations and new niches. And we’ll continue to look for ways to deploy our capital. Speaking of capital, we have plenty of it and, you know, we’ll — we’re mindful of ways to deploy that capital.

I thank you all for joining us this morning and look forward to talking to you at our year-end press conference. Thanks. Bye.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 6349778. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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